UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to § 240.14a -12

ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

GEORGE PERLEGOS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies:_____________________________________________________________
2) Aggregate number of securities to which transaction applies:____________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):__________________________________________________________________
4) Proposed maximum aggregate value of transaction:_________________________________________________________________________________________
5) Total fee paid:_________________________________________________________________________________________________
[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:_________________________________________________________________________________________
2) Form, Schedule or Registration Statement No.:_______________________________________________________________________
3) Filing Party: :__________________________________________________________________________________________________
4) Date Filed:____________________________________________________________________________________________________

The following press release was issued by George Perlegos on April 16, 2007.

Investor Contacts:	Media Contacts:
MacKenzie Partners, Inc.	Sard Verbinnen & Co
Dan Burch/Larry Dennedy	Hugh Burns/Lesley Bogdanow: 212-687-8080
1-800-322-2885	Paul Kranhold/Andrew Cole: 415-618-8750

GEORGE PERLEGOS FILES DEFINITIVE PROXY STATEMENT TO

REPLACE FIVE ATMEL DIRECTORS AT SPECIAL MEETING

Nominees Send Letter to Atmel Shareholders Detailing Plan

to Increase Shareholder Value at Atmel

San Jose, Calif., April 16, 2007 – George Perlegos, the largest individual shareholder of Atmel Corporation (Nasdaq: ATML), announced today the filing of the definitive proxy statement with the Securities and Exchange Commission in connection with his planned solicitation of proxies at a Special Meeting of Shareholders scheduled for May 18, 2007 for Atmel shareholders of record as of April 5, 2007.  Mr. Perlegos is seeking support from fellow Atmel shareholders to elect five highly qualified and independent nominees at the Special Meeting to replace five members of Atmel’s current Board of Directors.  If his five nominees are elected, they would seek to add three additional highly qualified and independent directors to the Atmel board.

Mr. Perlegos, a founder of Atmel, led the company as President, Chief Executive Officer and Chairman from its inception in 1984 until August 2006.  He beneficially owns approximately 5.3% of Atmel’s outstanding shares.  The definitive proxy statement he filed today outlines a plan to drive shareholder value at Atmel, including divesting non-core assets to make Atmel a pure-play microcontroller company, hiring an experienced, new President and CEO, and initiating a $500 million to $1 billion share repurchase program.

In conjunction with the mailing of Mr. Perlegos’s definitive proxy statement, the nominees sent the following letter to shareholders outlining their plan to create shareholder value at Atmel and cautioning shareholders against relying on misleading information from Atmel’s current Board and management.

***

1

A LETTER FROM THE INDEPENDENT CANDIDATES
FOR THE ATMEL BOARD OF DIRECTORS

     TAKE ACTION TO PROTECT YOUR INVESTMENT IN ATMEL:
VOTE THE GREEN PROXY CARD AT THE MAY 18 SPECIAL MEETING

April 16, 2007

Dear Atmel Shareholder:

     We are seeking your support to replace five of Atmel’s directors at a Special Meeting of Shareholders to be held on May 18, 2007 for Atmel shareholders of record as of April 5, 2007. If elected, we would seek to expand the board of Atmel to a total of eight directors. We are writing to you to set the record straight about how the current board is failing Atmel shareholders and how we plan to increase shareholder value at Atmel.

DON’T LET THE LAUB-SUGISHITA SMEAR CAMPAIGN DISTRACT YOU
FROM THEIR RECORD OF FAILURE AND POOR CORPORATE GOVERNANCE

WE HAVE A REAL PLAN AND THE EXPERIENCE NECESSARY TO DELIVER
VALUE TO ATMEL SHAREHOLDERS

     We believe the way to deliver maximum value at Atmel is by making it a pure-play microcontroller company. Our plan includes the following strategic initiatives:

  Promptly hiring a new, highly-qualified and experienced CEO;
  Spinning-off Atmel’s Smart Card business to its shareholders;
  Selling Atmel’s automotive business in Germany, which we believe can be sold for $400-$500 million;
  Divesting non-core assets, such as the Company’s NOR-flash business;
  Initiating a $500 million to $1 billion share repurchase program; and
  Removing the current poison pill in accordance with the highest standards of corporate governance.

     We have no conflicts, self-interest or hidden agenda, and we are not standing for election in order to reinstate Mr. Perlegos as the Company has suggested. We have the same clear and simple interest as all Atmel shareholders – seeing the Company restored to greatness and increasing the stock price. We believe each nominee’s track record speaks for itself, and if elected, we intend to apply our experience and knowledge toward achieving the highest and best use of Atmel’s valuable assets for the benefit of all shareholders.

ATMEL’S FINANCIAL PERFORMANCE HAS DETERIORATED RAPIDLY
UNDER LAUB AND SUGISHITA

     This inexperienced and unqualified CEO and Chairman are destroying the value of your investment. Before Laub and Sugishita took control of the Company, revenues had been increasing steadily over the prior four years. Information on the Company’s more recent performance is lacking because Atmel is no longer current in its financial reporting. But even the limited financial information that the Company has made available indicates that revenues are now declining steadily.

  Third quarter 2006 revenue declined 5% sequentially.
  Fourth quarter 2006 revenue declined another 5% sequentially.
  Atmel’s management team has predicted a further sequential decline in revenue of up to 8% for the first quarter of 2007.

THE COMPANY’S RESTRUCTURING PLAN IS DEEPLY FLAWED AND ITS
SUPPOSED BENEFITS HAVE BEEN GROSSLY OVERSTATED

     The Laub-Sugishita board and management fail to recognize several critical opportunities to generate significant returns for shareholders, and they have misled shareholders about the supposed benefits of their plan.

  Rather than making Atmel a pure-play microcontroller Company, the Laub-Sugishita board and management team will retain non-core assets such as the NOR-flash and Smart Card business.
  They are refusing to return value to you – the owners – through a significant share repurchase program.
  We believe that Atmel’s current plan to sell its wafer fabrication facility in Heilbronn, Germany would be a strategic mistake. The far better strategy would be for the Company to sell its automotive business in Germany as a stand-alone business.

     Atmel has also exaggerated the supposed cost savings associated with its flawed plan in its proxy materials.

  Atmel’s proxy statement cites expected cost savings of $70 million to $80 million in 2007; however, $60 million of that results solely from the absence of a non-cash depreciation charge due to the pending sale of the fabrication facility in North Tyneside, United Kingdom.
  Atmel’s proxy statement further projects that Atmel will reach an annual savings rate of $80 million to $95 million by 2008, the bulk of which is highly speculative as it is contingent on selling the UK facility and either entering into favorable supply arrangements with the as yet unknown buyer or another manufacturer or moving the wafer fabrication to another facility with lower production costs.
  Atmel’s CFO has admitted that Atmel lacks confidence in its ability to sell the fabrication facility in Heilbronn, Germany until at least 2008, more than a year after the sale of this facility was first announced by Atmel in December 2006.

THE TRUE STORY OF THE PALACE COUP

     The Laub-Sugishita board terminated Mr. Perlegos, Atmel’s co-founder and CEO for over 20 years, over a highly questionable $170,000 claim based on a flawed investigation. Three days later, without conducting a CEO search, they awarded a pay package of over $10 million to a man with only ten weeks of public Company CEO experience.

     The Laub-Sugishita Board Conducted a Defective Investigation

     After carefully studying the judicial record and consulting with legal counsel, we strongly believe that Mr. Perlegos did not knowingly engage in any wrongdoing or profit from the ticketing fraud that was undertaken by an employee in the Company’s travel office.

     It is also clear to us that the current board ran a highly questionable investigation, created an unnecessary crisis atmosphere and precipitously terminated Mr. Perlegos, a founder of the Company who served as the president, chief executive officer and chairman of Atmel from its inception in 1984 until August 2006. Mr. Perlegos made immeasurable contributions to Atmel, leading the Company’s growth and development from a start-up company into a worldwide leader in the design, manufacturing and marketing of advanced semiconductors.

     Among the facts that the Laub-Sugishita board doesn’t want you to know are:

  The Delaware Chancery Court expressed its “discomfort with the thoroughness and fairness of the investigation and with the decisions;”
  The board’s original investigation into the alleged misuse of travel resources concluded that the head of Atmel’s travel office, Shahram Davani, acted alone in the embezzlement scheme;
  The board’s audit committee proceeded to negotiate a deal with Davani that eliminated any threat of criminal charges and allowed him to retain over half of the money he stole.
  Only then did Davani make uncorroborated allegations, which Atmel accepted withoutconfirmation;
  The board’s investigator, Mr. Bergeson, did not corroborate information from Mr. Davani, nor did he ask Mr. Perlegos about Mr. Davani’s allegations or give him a reasonable opportunity to respond to the allegations that were used as the basis for Mr. Perlegos’s termination; and
  The Laub-Sugishita board did not provide Mr. Perlegos with a fair opportunity to respond to the uncorroborated allegations, and then waited until Mr. Perlegos was out of the country to terminate his employment.

     The Laub-Sugishita Board did not Conduct a CEO Search

     The board never retained an executive search firm to identify and review candidates. Instead the board followed the suggestion of just one director, Mr. Sugishita, and used a self-created and unnecessary “crisis” as a justification to make Mr. Sugishita the Chairman and to hire Mr. Laub as CEO on three days’ notice.

     Had the board properly reviewed Mr. Laub’s credentials, they would have seen:

  His only prior experience as a public company president and CEO was at Silicon Image, Inc., a company less than one-third Atmel’s size, where he lasted for only approximately ten weeks.
  Mr. Laub’s only other experience as a president of a public company was at Lattice Semiconductor Corporation, which he had left in the Fall of 2003. He appears to have been unemployed during the subsequent year.
  During his tenure as president, Lattice suffered a net loss in each of the nine full calendar quarters. The company also lost approximately 30% of its market share for its principal product line.
  Lattice was required to restate its financial statements for the first three quarters of 2003 during which Mr. Laub was president and was the subject of a class action lawsuit.
  The lawsuit named Mr. Laub as an individual defendant and alleged that Lattice“manipulated Lattice’s financial statements to inflate its revenues and gross margins,and understate its liabilities and net losses, causing Lattice’s shares to trade atartificially inflated levels.”

     Sugishita Made Laub the “$10 Million Man with 10 Weeks Experience”

     Atmel’s current board hastily and inappropriately awarded Laub a lavish and excessive compensation package worth more than $10 million in cash, stock options and severance benefits. This package dramatically exceeds any other compensation package in the history of Atmel.

     At the time of Mr. Laub’s retention, the Compensation Committee was comprised of Messrs. Laub, Thomas and Fougere. Mr. Sugishita appears to have completely usurped the role of the Compensation Committee and unilaterally negotiated the terms of Mr. Laub’s employment agreement. The Compensation Committee seriously failed to meet all standards of good corporate governance by hastily approving Laub’s pay package, employment agreement and golden parachute in no more than three days.

     We are dismayed by these highly questionable actions by the current board, which directly conflict with their claimed commitment to “proper ethics” and compliance.

PROTECT YOUR INVESTMENT — DON’T BE DISTRACTED BY THE
LAUB-SUGISHITA SMEAR CAMPAIGN

     Messrs. Laub, Sugishita and the rest of the Atmel board are attempting to distract you by trying to smear the reputation of George Perlegos. You are not voting on Mr. Perlegos. He is not a nominee, nor is he seeking any permanent executive position at the Company. He is Atmel’s largest individual shareholder and has asked us to help him protect his investment and those of all Atmel shareholders.

     We strongly believe that, with your support, we can quickly deliver significant value to all Atmel shareholders by:

  Making Atmel a pure-play microcontroller company by disposing of non-core assets;
  Promptly hiring a highly-qualified and experienced CEO to run the Company; and
  Initiating a $500 million to $1 billion share repurchase program.

     PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD TODAY.

     If you have any questions about our solicitation, or need assistance in voting your GREEN proxy card, please call our proxy solicitors, MacKenzie Partners, Inc., Toll-Free at (800) 322-2885 or (212) 929-5500 (call collect) or e-mail them at proxy@mackenziepartners.com.

     Thank you for your careful consideration.

Sincerely,

Brian S. Bean	Joseph F. Berardino	Bernd U. Braune

Dr. John D. Kubiatowicz George A. Vandeman

Marshall S. Geller	John A. Jarrell	Garv A. Wetsel

If you have any questions or need assistance in voting your GREEN proxy card contact:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885